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                                                                     Exhibit 5.1

                                  June 26, 2001

Ascent  Pediatrics,  Inc.
187  Ballardvale  Street
Suite  B125
Wilmingotn,  Massachusetts  01887

     Re:   1999  Stock  Incentive  Plan  and  California  Stock  Option  Plan
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Ladies  and  Gentlemen:

     We have assisted in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission relating to 750,000 Depositary Shares, $.00004 par value per share (the "Depositary Shares"), of Ascent Pediatrics, Inc., a Delaware corporation
(the "Company"), issuable under the 1999 Stock Incentive Plan and 200,000 Depositary Shares (collectively, the "Shares") of the Company issuable under the California Stock Option Plan (collectively, the "Plans").

We have examined the Certificate of Incorporation of the Company and the By-laws of the Company, each as amended and restated to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies, and the authenticity of the originals of any such documents.

We assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the respective Plan, to register and qualify the Shares for sale under all applicable state securities or "blue sky" laws. We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the Commonwealth of Massachusetts, the Delaware General
Corporation Law statute and the federal laws of the United States of America. It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

Based on the foregoing, we are of the opinion that the Company has duly authorized for issuance the Shares covered by the Registration Statement to be issued under the Plans, as described in the Registration Statement, and such Shares, when issued in accordance with the terms of the respective Plan, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                        Very  truly  yours,

                                        /s/  HALE  AND  DORR  LLP

                                        HALE  AND  DORR  LLP